Exhibit 99.1

Mine Safety Information

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Mine Safety and Health Act of 1977 (the “Mine Act”).  In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law.  The following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and  the mine operator must abate the alleged violation.  During the first quarter of 2011, MSHA proposed penalty assessments of $8,047 and $1,249 at the Greens Creek mine and the Lucky Friday mine respectively.  We have the opportunity to contest or appeal these penalties.

During the first quarter of 2011, MSHA issued the Greens Creek mine five (5) citations pursuant to Section 104 of FMSHA for violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard, and one (1) such citation to the Lucky Friday mine.

Also during the first quarter of 2011, MSHA:  (i) did not issue any orders under Section 104(d) of the Mine Act for unwarrantable failures to comply with mandatory health or safety standards, (ii) did not issue any imminent danger orders under Section 107(a) of the Mine Act, (iii) did not declare any violations as flagrant under Section 110(b)(2) of the Mine Act, and (iv) did not issue any pattern of violations notices under Section 104(e) of the Mine Act.  Neither the Greens Creek mine nor the Lucky Friday mine experienced any mine related fatalities during the first quarter of 2011.  However, on April 15, 2011, there was an accident at the Lucky Friday mine resulting in one fatality.  See Note 13 of Notes to Condensed Consolidated Financial Statements (Unaudited) in our Form 10-Q for the quarterly period ended March 31, 2011 for more information.   We have twelve (12) legal actions pending before the Federal Mine Safety and Health Review Commission, all regarding 104(a) citations at the Greens Creek Mine.